SUB-ITEM 77Q3

AIM Asia Pacific Growth Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 4/30/2009
File number: 811-6463
Series No.:  9

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                         $ 4,688
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                         $   216
        Class C                         $   303
        Class Y                         $   114


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                          0.3532
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                          0.1094
        Class C                          0.1094
        Class Y                          0.3567


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          13,000
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                           1,717
        Class C                           2,506
        Class Y                             367


74V.  1 Net asset value per share (to nearest cent)
        Class A                           15.86
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                           15.06
        Class C                           14.99
        Class Y                           15.88